Exhibit 5.01

faegredrinker.com

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

March 2, 2021

Southwestern Public Service Company

790 South Buchanan Street

Amarillo, TX 79101

Ladies and Gentlemen:

We have acted as counsel for Southwestern Public Service Company, a New Mexico corporation (the “Company”), in connection with (i) the preparation of a Registration Statement on Form S-3 (No. 333-224333-01) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement dated February 23, 2021 (the “Prospectus Supplement”) and the Prospectus dated April 18, 2018 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $250,000,000 aggregate principal amount of the Company’s 3.15% First Mortgage Bonds, Series No. 8 due 2050 (the “Mortgage Bonds”). The Mortgage Bonds are to be issued under the Indenture dated as of August 1, 2011 entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 8 dated as of May 1, 2020 (such Indenture and such Supplemental Indenture referred to herein collectively as the “Indenture”), and sold pursuant to the Underwriting Agreement dated February 23, 2021, by and among the Company, Barclays Capital Inc. and BMO Capital Markets Corp., as representatives of the several Underwriters named therein (the “Underwriting Agreement”).

We have examined the Registration Statement, the Prospectus, the Indenture, an executed copy of the global certificate evidencing the Mortgage Bonds, and the Underwriting Agreement, and have reviewed and relied upon such other documents, records, certifications and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Southwestern Public Service Company

March 2, 2021

Based on the foregoing, we are of the opinion that:

1.

the Indenture, to the extent New York law is applicable thereto, is a valid and binding obligation of the Company with respect to the issuance of the Mortgage Bonds under the Registration Statement; and

2.

upon the due authentication by the Trustee of the Mortgage Bonds pursuant to the Indenture, the Mortgage Bonds, to the extent New York law is applicable thereto, will be valid and binding obligations of the Company;

except, that, to the extent they relate to the validity, binding effect or enforceability of provisions of the Indenture or the Mortgage Bonds, each of the foregoing opinions is limited by (i) applicable bankruptcy, reorganization, insolvency, assignment for the benefit of creditors, moratorium, fraudulent transfer, fraudulent conveyance, voidable transaction or preference, receivership and other laws of general application affecting creditors’ rights and laws affecting the rights of mortgagees and other secured parties generally and state laws which affect the enforcement of certain remedial provisions, and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law. We express no opinion as to the enforceability or effect in the Indenture or the Mortgage Bonds of (i) any provision that authorizes one party to act as attorney-in-fact for another party; (ii) any provision waiving legal or equitable defenses or other procedural, judicial or substantive rights; (iii) any provision that unreasonably restricts the ability of the Company to transfer any property; (iv) any usury or fraudulent transfer or conveyance “savings” provision; or (v) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts.

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Indenture and the Mortgage Bonds is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure

Southwestern Public Service Company

March 2, 2021

that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; and (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

The foregoing opinions assume that (i) the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture enforceable against it, (ii) the Trustee and the holders of the Mortgage Bonds issued under the Indenture have complied with all legal requirements pertaining to their status as such status relates to their rights to enforce the Indenture and the Mortgage Bonds against the Company, (iii) the Company has obtained all governmental and third party authorizations, consents and approvals and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Indenture and the Mortgage Bonds, including without limitation an order of the New Mexico Public Regulatory Commission authorizing and approving the issuance and sale of the Mortgage Bonds, and such execution, delivery, performance and consummation does not, and at all relevant times will not, violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties, (iv) the Mortgage Bonds will be issued upon receipt by the Company of the consideration therefor specified in the Underwriting Agreement, (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the opining jurisdiction, are publicly available to lawyers practicing in New York, (vii) the conduct of the parties to or having rights under the Indenture or the Mortgage Bonds has complied with any requirement of good faith, fair dealing and conscionability, and (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the opining jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

We have further assumed that (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; and (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions herein expressed are limited to the specific issues addressed and to documents, laws and facts existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents, laws and facts or in the interpretation thereof which may occur after the date hereof.

Southwestern Public Service Company

March 2, 2021

Our opinions set forth herein are limited to the laws of the State of New York of general application. We have assumed that the choice of law to govern the Indenture and the Mortgage Bonds will be upheld. As to all matters governed by the laws of the State of New Mexico, we have relied, with the Company’s consent, upon the opinion of even date herewith addressed to the Company by Brownstein Hyatt Farber Schreck, LLP, local counsel to the Company, and we have made no independent examination of the laws of such State. All assumptions, qualifications and exceptions in such opinion are incorporated herein by reference.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement and to the reference to us under the heading “Legal Opinions” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By	/s/ Brandon C. Mason
Brandon C. Mason